Exhibit (k)(11)

SECOND AMENDMENT
TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of December 17, 2014, by and among HARVEST CAPITAL CREDIT CORPORATION, a Delaware corporation (“Borrower”), each of the financial institutions from time to time party hereto (individually each a “Lender” and collectively the “Lenders”) and PACIFIC WESTERN BANK (successor-by-merger to CapitalSource Bank), a California state-chartered bank and, as administrative, payment and collateral agent for itself, as a Lender, and for the other Lenders (together with its successors and assigns in such capacities, “Agent”).

R E C I T A L S:

WHEREAS, Borrower, Agent and the Lenders have entered into that certain Loan and Security Agreement, dated as of October 29, 2013, as amended by that certain First Amendment to Loan and Security Agreement, dated as of December 30, 2013 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which Agent and Lenders made certain financial accommodations to Borrower in a maximum principal amount of $55,000,000.00 (the “Loan”).

WHEREAS, Borrower has requested, and Agent and Lenders hereby agree to, among other things, modify certain terms and provisions of the Loan Agreement, on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the above-premises and other good and valuable consideration, the parties hereto covenant and agree as follows:

1.     The foregoing recitals are incorporated herein by reference.

2.     All capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement (as amended hereby).

3.     Amendment to Name. Upon the First Amendment Effective Date, each party hereto agrees to amend the Loan Agreement and each of the Loan Documents to which it is a party to (a) delete each reference to “CAPITALSOURCE BANK, a California industrial bank (‘CapitalSource’)” in the Loan Agreement and the Loan Documents (including any schedules and/or exhibits thereto), and replace it with “PACIFIC WESTERN BANK (successor-by-merger to CapitalSource Bank), a California state-chartered bank (‘Pacific Western’)”, (b) delete each reference to “CAPITALSOURCE BANK” in the Loan Agreement and the Loan Documents (including any schedules and/or exhibits thereto), and replace it with “PACIFIC WESTERN BANK”, and (c) delete each reference to “CapitalSource” in the Loan Agreement and the Loan Documents (including any schedules and/or exhibits thereto), and replace it with “Pacific Western”.

4.     Each reference to “Underlying Obligor” in the Loan Agreement is hereby deleted, and replaced with “Underlying Borrower”.

5.     Article I of the Loan Agreement is hereby amended:

(a)     to add each of the capitalized terms below in the appropriate alphabetical order:

“‘Broadly Syndicated Loan’ shall mean an Underlying Loan constituting a syndicated loan transaction or a loan participation transaction (i) that is held by five (5) or more lenders; (ii) that has been fully consummated prior to such Underlying Loan becoming a Pledged Loan; (iii) where, as it relates to any such Underlying Loans that were not originated by Borrower, all required notifications, assignments and consents, if any, have been given to the applicable collateral agent, paying agent, administrative agent and any other parties required by the Underlying Loan Documents in relation to such Pledged Loan, have been obtained and/or given with respect to Borrower’s acquisition of the applicable interest in the Pledged Loan; (iv) where the right to control the actions of and replacement of the applicable collateral agent, paying agent and/or administrative agent in relation to such Pledged Loan may be exercised by at least a majority in interest of all holders of such Pledged Loan; (v) in relation to which all underlying Indebtedness of the Underlying Borrower is of the same priority, all such underlying Indebtedness of the Underlying Borrower relating to such syndicated loan transaction or loan participation transaction is cross-defaulted, and all holders of such underlying Indebtedness (A) have an undivided interest in the Underlying Collateral and (B) may transfer or assign their right, title and interest in the Underlying Loan and the Underlying Collateral, (vi) the EBITDA of the Underlying Borrower with respect to such Underlying Loan shall be greater than $40,000,000, (vii) that is entitled to the benefit of a first and/or second lien and first and/or second priority perfected security interest on all or substantially all of the assets of the respective Underlying Borrower, (viii) that is traded with at least one (1) desk publishing both bid and offer prices, (ix) that has a maximum original term to maturity of eighty-five (85) months or less, and (x) that provides for standard, market restrictions on (A) the ability of any agent and/or lenders in relation to such Underlying Loan to release any guarantor or material portion of any Underlying Collateral without the approval of at least a majority in interest of all holders of such Underlying Loan and/or (B) the ability of any agent and/or lenders in relation to such Underlying Loan to take any action that would (1) materially and adversely affect or increase, as applicable, the rights, duties or obligations of any lender (including any participant lender) thereunder, (2) alter the interest rate payable in relation to such Underlying Loan or (3) extend the maturity date or the due date for any required payments in relation to such Underlying Loan, in each case without the approval of each such affected lender (including any participant lender); provided, however, that Broadly Syndicated Loans may consist of loan participation transactions so long as the sum of (I) the Adjusted Principal Balance of such Broadly Syndicated Loans consisting of loan participation transactions, plus (II) the Adjusted Principal Balance of any Approved Syndicated Loans consisting of loan participation transactions (in the aggregate), does not exceed the greater of (x) ten percent (10%) of the Aggregate Principal Balance and (y) $5,000,000.”

“‘L/C Issuer’ shall mean (a) Pacific Western, if Pacific Western (in its capacity as a Lender) agrees in its sole discretion to become an L/C Issuer for purposes of issuing a Standby Letter of Credit pursuant to Section 2.13, or (b) such other Person (which may be a Lender) that, at the request of Agent (in its sole discretion), agrees (in such other Person’s sole discretion), to become an L/C Issuer for purposes of issuing a Standby Letter of Credit pursuant to Section 2.13.”

“‘Letter of Credit Usage’ shall mean, as of any date of determination, the sum, without duplication, of (i) the aggregate, undrawn face amount of all outstanding Standby Letters of Credit, plus (ii) the aggregate, unreimbursed amount of all drawn Standby Letters of Credit, in each case as of such date of determination.”

“‘Obligor Indebtedness’ shall mean, as of any date of determination and without duplication, all accrued but unpaid (x) Indebtedness or other obligations of such Underlying Borrower owing to Borrower as of such date, and (y) Indebtedness or other obligations of such Underlying Borrower senior to those referenced in clause (x) owing to other Persons as of such date.”

“‘Standby Letters of Credit’ shall mean any standby letter of credit issued by the L/C Issuer for the account of Borrower.”

“‘Standby Letter of Credit Application’ shall have the meaning given such term in Annex I.”

“‘Standby Letter of Credit Fee’ shall have the meaning given such term in Section 3.7(a).”

“‘WBL Entities’ shall mean, collectively, WBL SPE I, LLC, a Delaware limited liability company, and WBL SPE II, LLC, a Delaware limited liability company.”

(b)     to amend the definition of “Approved Syndicated Loan” to amend and restate the proviso at the end of such definition to read as follows:

“provided, however, that Approved Syndicated Loans may consist of loan participation transactions so long as the sum of (I) the Adjusted Principal Balance of such Approved Syndicated Loans consisting of loan participation transactions, plus (II) the Adjusted Principal Balance of any Broadly Syndicated Loans consisting of loan participation transactions (in the aggregate), does not exceed the greater of (x) ten percent (10%) of the Aggregate Principal Balance and (y) $5,000,000.”

(c)     to amend the definition of “Borrower’s Investible Capital” to delete the reference to “Excess Availability” therein and replace it with “Availability”;

(d)     to amend and restate the definition of “EBITDA” to read as follows:

“‘EBITDA’ shall mean Net Income for the applicable period plus Interest Expense, taxes, depreciation and amortization for such period; provided, however, that any additional add-backs permitted under the applicable Underlying Loan Documents may be included in the calculation of EBITDA without the prior consent of Agent to the extent such add-backs do not exceed twenty percent (20%) of EBITDA (determined prior to any adjustment) with respect to the applicable Underlying Borrower (it being understood that to the extent such additional add-backs exceed twenty percent (20%) of EBITDA (determined prior to any adjustment) with respect to the applicable Underlying Borrower, any such add-backs in excess of twenty percent (20%) of EBITDA (determined prior to any adjustment) shall be subject to the approval of Agent in its Permitted Discretion).”

(e)     to amend the definition of “Eligible Covenant-Lite Loan” to:

(i) delete the reference to “Indebtedness” therein and replace it with “Obligor Indebtedness” and

(ii) amend and restate clause (A) therein in its entirety to read as follows:

“(A) a maximum total Indebtedness to EBITDA ratio of no more than (x) 8.00:1.00 for Broadly Syndicated Loans or (y) 5.00:1:00 for all other Underlying Loans”;

(f)     to amend the definition of “Eligible Loan” to:

(i)     amend clauses (c), (e), and (r) therein to delete each reference to “an Approved Syndicated Loan” therein and replace it with “an Approved Syndicated Loan or Broadly Syndicated Loan”,

(ii)     amend and restate clause (u) therein in its entirety to read as follows:

“(u)      such Pledged Loan and the related Underlying Loan Documents do not utilize an administrative agent or collateral agent structure, unless such loan is an Approved Syndicated Loan or Broadly Syndicated Loan, or is otherwise approved by Agent in writing in its sole discretion;”

(iii)     amend and restate clause (z) therein in its entirety to read as follows:

“(z)      the Allocated Loan Amount of such Pledged Loan and all other Pledged Loans payable by such Underlying Borrower or its Affiliates shall not exceed ten percent (10.0%) of the Maximum Loan Amount unless otherwise approved by the Requisite Lenders in writing in their sole discretion (provided, however, that solely for purposes of determining compliance with this clause (z), the WBL Entities shall not be considered “Affiliates”); provided, that Borrower may treat as an Eligible Loan the amount of any such Allocated Loan Amount of such Pledged Loan and all other Pledged Loans payable by such Underlying Borrower or its Affiliates that is less than or equal to ten percent (10.0%) of the Maximum Loan Amount;”

(iv)     amend and restate clause (aa) therein in its entirety to read as follows:

“(aa)      the Adjusted Principal Balance of such Pledged Loan and all other Pledged Loans payable by such Underlying Borrower or its Affiliates shall not exceed, in the aggregate, ten percent (10%) of Borrower’s Investible Capital, unless otherwise approved by the Requisite Lenders in writing in their sole discretion (provided, however, that solely for purposes of determining compliance with this clause (aa), the WBL Entities shall not be considered “Affiliates”); provided, that Borrower may treat as an Eligible Loan the amount of any such Adjusted Principal Balance of such Pledged Loan and all other Pledged Loans payable by such Underlying Borrower or its Affiliates that is less than or equal to ten percent (10.0%) of Borrower’s Investible Capital;”

(v)     to amend clauses (bb) and (cc) therein to delete the reference to “Indebtedness” therein and replace it with “Obligor Indebtedness”;

(vi)     amend and restate clause (ee) therein in its entirety to read as follows:

“(ee)      the maximum original term to maturity for any Underlying Loan (other than any Broadly Syndicated Loan) shall not exceed sixty-six (66) months;”

(g)     to amend the definition of “Fixed Charge Coverage Ratio” to delete the reference to “Indebtedness” therein and replace it with “Obligor Indebtedness”;

(h)     to delete the definition of “Interest Period” in its entirety;

(i)     to amend and restate the definition of “LIBOR Rate” in its entirety to read as follows:

“‘LIBOR Rate’ means a rate per annum rounded upwards, if necessary, to the nearest 1/1000 of 1% (3 decimal places) equal to the rate of interest which is identified and normally published by Bloomberg Professional Service page USD-LIBOR-ICE as the offered rate for loans in Dollars for a one (1) month period or three (3) month period, as applicable pursuant to the terms of this Agreement. The rate shall be the rate set by the ICE Benchmark Administration Limited as of 11:00 a.m. (London time) as of the date that is two (2) full Business Days prior to the first day of such one (1) month period or three (3) month period selected by Borrower pursuant to the terms of this Agreement. If Bloomberg Professional Service (or another nationally-recognized rate reporting source acceptable to Agent) no longer reports the LIBOR Rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market or if such index no longer exists or if page USD-LIBOR-ICE no longer exists or accurately reflects the rate available to Agent in the London Interbank Market, Agent may select a replacement index or replacement page, as the case may be. Any such replacement index or replacement page shall be based upon such other indication of the prevailing equivalent rate of interest as chosen by Agent in its sole discretion required to make such equivalent rate of interest equal to the LIBOR Rate as of such date until such time as the situations described above are no longer in effect, or as otherwise provided herein. Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than one-half of one percent (0.5%) at any time.”

(j)     to amend and restate the definition of “Loan” to read as follows:

“‘Loan’ shall mean, collectively, as of any date of determination, the sum of (a) all Advances made by Agent, on behalf of Lenders, to Borrower, plus (b) the Letter of Credit Usage then in effect, plus (c) any other amounts advanced by Agent or Lenders pursuant to the terms hereof), plus (d) all Obligations related thereto.”

(k)     to amend and restate the definition of “Obligations” to read as follows:

“‘Obligations’ shall mean, without duplication, all present and future obligations, Indebtedness and liabilities of Borrower to Agent, L/C Issuer, and Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or un-matured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or otherwise relating to this Agreement, any Standby Letters of Credit, any Notes and/or the Loan, or under or in respect of any Bank Products Agreement, including, without limitation, interest, all applicable fees (including without limitation any Standby Letter of Credit Fee), charges and expenses and/or all amounts paid or advanced by Agent or a Lender on behalf of or for the benefit of Borrower for any reason at any time, and including, in each case, obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.”

(l)     to amend the definition of “Pledged Loan” to delete the reference to “Approved Syndicated Loan” therein and replace it with “Approved Syndicated Loan or Broadly Syndicated Loan”.

(m)     to amend the definition of “Underlying Loan” to delete the reference to “Approved Syndicated Loan” therein and replace it with “Approved Syndicated Loan or Broadly Syndicated Loan”.

6.     Section 2.1 of the Loan Agreement is hereby amended to amend and restate the introductory paragraph thereto in its entirety to read as follows:

“Subject to the provisions of this Agreement, each Lender, severally agrees to make Advances to Borrower under the Loan from time to time during the Revolving Period; provided, that (i) the Advances of such Lender at any time outstanding under the Loan shall not exceed an amount equal to such Lender’s Pro Rata Share of the lesser of (such aggregate amount as applicable to all Lenders being referred to herein as “Availability”): (A) the sum of (x) the Maximum Loan Amount, minus (y) the Letter of Credit Usage in effect at such time, and (B) the sum of (x) the value, in Dollars, of one hundred percent (100%) of the aggregate Borrowing Base, minus (y) the Letter of Credit Usage in effect at such time. The Loan is a revolving credit facility which may be drawn, repaid and redrawn from time to time during the Revolving Period as permitted under this Agreement. Any determination of Availability for requested Advances shall be made by Agent in its sole discretion and is final and binding upon Borrower, absent manifest error. Unless otherwise permitted by Agent, each Advance shall be in an amount of at least Two Hundred Fifty Thousand Dollars ($250,000). No more than one (1) Advance may be made in any calendar week, unless otherwise permitted by Agent. Subject to the provisions of this Agreement, Borrower may request Advances up to and including the value, in Dollars, of one hundred percent (100%) of Availability.”

7.     Section 2.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“2.2     Interest on the Loan

(a)     Borrower agrees to pay interest in respect of the outstanding principal amount of the Loan, monthly in arrears to Agent for the account of Lenders, from the date the proceeds thereof are made available to the Borrower until paid, at a rate per annum equal to the lesser of (i) the LIBOR Rate, plus four and one-half of one percent (4.50%) per annum (such rate, the “Calculated Rate”) and (ii) the Maximum Rate. All such payments of interest shall be made on each Payment Date for the immediately preceding calendar month in accordance with Section 2.5. If Lenders are prevented from charging or collecting interest at the Calculated Rate, then the interest rate shall continue to be the Maximum Rate until such time as Lenders have charged and collected the full amount of interest that would be chargeable and collectable if interest at the Calculated Rate had always been lawfully chargeable and collectible.

(b)     Borrower shall be permitted to request that the LIBOR Rate for any calendar month be based on the offered rate for loans in United States dollars for either a one (1) month or three (3) month period upon a written request to Agent received no later than two (2) Business Days prior to the start of such calendar month. Absent any written request by Borrower, the LIBOR Rate shall be deemed to be based on the offered rate for loans in United States dollars for a one (1) month period. To the extent Borrower chooses (or is deemed to choose) the LIBOR Rate to be based on the offered rate for loans in United States dollars for a one (1) month period, the applicable LIBOR Rate with respect to such one (1) month period shall be determined by Agent on the first Business Day of such month and shall be the same throughout such month and (y) to the extent Borrower chooses the LIBOR Rate to be based on the offered rate for loans in United States dollars for a three (3) month period, the applicable LIBOR Rate shall be determined by Agent on the first Business Day of the first month of such period and shall be the same throughout such period. The monthly interest due on the principal balance of the Loan outstanding shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days and shall be calculated by determining the average daily principal balance of the Obligations outstanding for each day of the calendar month in question.”

8.     Section 2.3 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“2.3     Loan Disbursements; Requirement to Deliver Borrowing Certificate

At any time during the Revolving Period, so long as each of the conditions precedent contained in Section 4.2 are satisfied (including, without limitation, the condition that no Default or Event of Default shall have occurred and be continuing), Borrower may request an Advance under the Loan by delivering to Agent an irrevocable Request for Advance in the form attached hereto as Exhibit B (each, a “Request for Advance”) (which may be delivered via e-mail attachment, so long as it is signed by a Responsible Officer) not later than 3:00 p.m. (New York City time) at least two (2) Business Days before the proposed Business Day on which such requested Advance is to be made (each, a “Borrowing Date”) and a completed Borrowing Certificate, accompanied by relevant supporting documentation satisfactory to Agent in its sole discretion, which shall (a) specify the proposed Borrowing Date of such Advance and (b) specify the principal amount of such requested Advance. Together with each such Request for Advance, Borrower shall deliver to Agent (i) a Borrowing Certificate accompanied by a representation that the conditions precedent contained in Section 4.2 are satisfied as of the date of such Borrowing Certificate (subject to the update of the Schedules hereto), together with calculations evidencing satisfaction of such conditions and (ii) as well as such other supporting documentation with respect to the figures and information in the Borrowing Certificate as Agent shall request in its sole discretion. On each Borrowing Date, Borrower irrevocably authorizes Agent and Lenders to disburse the proceeds of the requested Advance to the applicable account(s) of Borrower or as otherwise specified in the applicable Borrowing Certificate (which in each case shall be one or more of the accounts set forth on Schedule 5.18B), for credit to the account of Borrower (or to such other account as to which Borrower shall instruct Agent in writing) via Federal funds wire transfer. Notwithstanding anything to the contrary in this Agreement, Agent and Lenders shall be entitled to rely upon the authority of a Responsible Officer of Borrower for communications with and instructions from Borrower until written notice has actually been received that such officer no longer has such authority.”

9.     Section 2.4 of the Loan Agreement is hereby amended to add a new clause (c) to read as follows:

“(c)     Subject to the terms and provisions of this Agreement (including without limitation, Section 6.17 below (and without limiting the application thereof)), in addition to payments in the ordinary course of business as set forth above, the Loan may be prepaid in whole or in part by Borrower at any time upon not less than two (2) Business Days prior written notice (any such date on which the Loan is to be prepaid, referred to herein as the “Prepayment Date”). If the Loan is to be prepaid as provided in this clause (c), the prepayment price shall be equal to the sum of (x) the outstanding unpaid principal balance of the Loan to be voluntarily prepaid (the “Prepayment Amount”), plus (y) accrued and unpaid interest on the Prepayment Amount to the Prepayment Date. Notwithstanding any other provision of any Loan Document, no voluntary prepayment under this Agreement shall affect Agent’s rights or any of the Obligations existing as of the Prepayment Date, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are pending) have been fully performed and indefeasibly paid in cash in full.”

10.     Section 2.10 is amended to delete the reference to “Approved Syndicated Loan” therein and replace it with “Approved Syndicated Loan or Broadly Syndicated Loan”.

11.     A new Section 2.13 is added to the Loan Agreement, to read as follows:

“2.13     Letters of Credit.

Subject to the terms and conditions set forth in this Agreement and on Annex I hereto, Borrower may request that one or more L/C Issuers issue Standby Letters of Credit (in accordance with each such L/C Issuer’s usual and customary business practices). To the extent Agent (in its sole discretion) agrees to issue such Standby Letter of Credit to Borrower, (a) Pacific Western (as an L/C Issuer) may elect (in its sole discretion) to (x) only issue any such Standby Letter of Credit in its own name, or (y) issue such Standby Letter of Credit and allow each Lender (in such Lender’s sole discretion) to incur or purchase participations in such Standby Letter of Credit in respect of Borrower in an amount equal to such Lender’s respective Pro Rata Share, or (b) Agent may (in its sole discretion) request that another Lender or other Lenders (in each such Lender’s sole discretion) agree to issue any such Standby Letter of Credit in such Lender’s own name (as an L/C Issuer). For the avoidance of doubt, the issuance of any Standby Letter of Credit to Borrower hereunder shall be made in the sole discretion of Agent, and the participation of Pacific Western (as a Lender and L/C Issuer) or any other Lender (as an L/C Issuer or as a participant in any Standby Letter of Credit) shall be made in the sole discretion of Pacific Western or such other Lender.”

12.     Section 3.3 of the Loan Agreement is hereby amended to amend and restate clauses (i) and (ii) in their entirety to read as follows:

“(i)      if the average daily principal balance of the Obligations (including for the avoidance of doubt the Letter of Credit Usage) outstanding for the prior calendar month is less than fifty percent (50%) of the Maximum Loan Amount, then an amount equal to three quarters of one percent (0.75%) per annum of the difference between (A) the Maximum Loan Amount and (B) the average daily principal balance of the Obligations outstanding during such prior calendar month; or

(ii)      if the average daily principal balance of the Obligations (including for the avoidance of doubt the Letter of Credit Usage) outstanding for the prior calendar month is equal to or greater than fifty percent (50%) of the Maximum Loan Amount, then an amount equal to one-half of one percent (0.5%) per annum of the difference between (A) the Maximum Loan Amount and (B) the average daily principal balance of the Obligations outstanding during such prior calendar month.”

13.     Section 3.6(e) of the Loan Agreement is hereby deleted in its entirety.

14.     A new Section 3.7 is added to the Loan Agreement, to read as follows:

“3.7     Standby Letters of Credit Fee.

(a)     For the period from and including the date of issuance of each Standby Letter of Credit to and including the date of termination or expiration of such Standby Letter of Credit, Borrower shall pay to Agent (for the benefit of the applicable L/C Issuer) a standby letter of credit fee equal to four and one-half of one percent (4.50%) per annum (the “Standby Letter of Credit Fee”) of the aggregate, undrawn face amount of all outstanding Standby Letters of Credit issued for the account of Borrower, which fee shall be payable in arrears on each Payment Date. Upon the occurrence and during the continuation of any Event of Default, all Standby Letter of Credit Fees shall be payable on demand at a rate equal to (x) the Standby Letter of Credit Fee, plus (y) three percent (3.00%) per annum, in each case, on the aggregate undrawn face amount of all outstanding Standby Letters of Credit issued for the account of Borrower. Borrower also shall pay on demand the normal and customary administrative charges for issuance, amendment, negotiation, renewal or extension of any Standby Letter of Credit imposed by the applicable L/C Issuer.

(b)     On demand by Agent at any time after the occurrence and during the continuance of any Event of Default, Borrower will cause cash to be deposited and maintained in an account with Agent, as cash Collateral, in an amount equal to one hundred five percent (105%) of the Letter of Credit Usage, and Borrower hereby irrevocably authorizes Agent, in its discretion, on Borrower’s behalf and in Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Collateral or out of any other funds of Borrower coming into Agent’s possession at any time. Agent will invest such cash Collateral (less applicable reserves) in such short-term money-market items as to which Agent in its Permitted Discretion may determine and the net return on such investments shall be credited to such account and constitute additional cash Collateral. Borrower may not withdraw amounts credited to any such account unless all Obligations have been indefeasibly paid in full, all Standby Letters of Credit have expired or been terminated and this Agreement has been terminated.”

15.     Section 5.20 of the Loan Agreement is hereby amended to:

(a)     delete the word “and” at the end of clause (c) thereof;

(b)     delete the “.” at the end of clause (d) thereof, and replace it with “; and”;

(c)     add a new clause (e) to read as follows:

“(e)     with respect to each Broadly Syndicated Loan, the Fair Value of such Broadly Syndicated Loan (as compared to the Fair Value of such Broadly Syndicated Loan as of the date it was originated) has not decreased (x) in the aggregate, more than thirty-three percent (33%) since the date such Broadly Syndicated Loan was originated, or (y) more than ten percent (10%) in any three (3) consecutive fiscal quarters.”

16.     Section 6.18 of the Loan Agreement is hereby amended:

(a)     to amend and restate clause (a) in its entirety to read as follows:

“(a)     the average Allocated Loan Amount of all Pledged Loans in the Financed Portfolio and all other Pledged Loans in the Financed Portfolio payable by any Underlying Borrower or its Affiliates shall not exceed seven and one-half of one percent (7.5%) of the Maximum Loan Amount, unless waived by the Requisite Lenders in writing in their sole discretion; provided, however, that solely for purposes of determining compliance with this clause (a), the WBL Entities shall not be considered “Affiliates”;”

(b)     to amend and restate clause (b) in its entirety to read as follows:

“(b)     the lesser of (x) the average Adjusted Principal Balance, or (y) the Fair Value of each Pledged Loan in the Financed Portfolio and all other Pledged Loans in the Financed Portfolio payable by any Underlying Borrower or its Affiliates, shall not exceed, in the aggregate, seven and one-half of one percent (7.5%) of Borrower’s Investible Capital, unless waived by the Requisite Lenders in writing in their discretion; provided, however, that solely for purposes of determining compliance with this clause (b), the WBL Entities shall not be considered “Affiliates”;”

(c)     to amend and restate clause (c) in its entirety to read as follows:

“(c)     the lesser of (x) the average Adjusted Principal Balance of each Pledged Loan in the Financed Portfolio payable by an Underlying Borrower and its Affiliates, or (y) the Fair Value of each Pledged Loan, in the aggregate, shall not exceed (unless waived by the Requisite Lenders in writing in their sole discretion) (x) at all times prior to any increase to the Maximum Loan Amount eight and three-quarters percent (8.75%) of the Maximum Loan Amount pursuant to and in accordance with Section 2.12 hereof, or (y) if the Maximum Loan Amount is increased pursuant to and in accordance with Section 2.12 hereof, seven and one-half percent (7.5%); provided, however, that solely for purposes of determining compliance with this clause (a), the WBL Entities shall not be considered “Affiliates”;”

(d)     to amend clauses (e) and (f) therein to delete the reference to “Indebtedness” therein and replace it with “Obligor Indebtedness”;

(e)     to amend and restate clause (h) in its entirety to read as follows:

“(h)     the weighted average remaining term to maturity of (x) the Financed Portfolio (excluding the term to maturity of any Broadly Syndicated Loan for purposes of determining compliance with this clause (x)) shall be less than or equal to fifty-four (54) months, and (y) the entire Financed Portfolio shall be less than or equal to seventy-six (76) months;”

(f)     to amend and restate clause (k) in its entirety to read as follows:

“(k)     no more than (x) ten percent (10%) of the Pledged Loans in the Financed Portfolio that are not Broadly Syndicated Loans, and (y) twenty-five percent (25%) of all Pledged Loans in the Financed Portfolio (in each case, as determined on the basis of the Aggregate Principal Balance of such Pledged Loans), shall have a total Obligor Indebtedness to EBITDA ratio (through Borrower’s last dollar), as measured on a trailing twelve (12) month basis, equal to or greater than 5:00:1.00; and”

17.     Section 10.4(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a)     Except as otherwise permitted in Section 12.8 and Section 13.2, and subject to Section 13.2, no amendment, modification, termination, or waiver of any provision of this Agreement or any Loan Document, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrower and the other signatures hereto.”

18.     Section 12.8 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“12.8     Entire Agreement

This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower, Agent and Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings (including but not limited to the term sheet dated on or about May, 2013), if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower, Agent and Requisite Lenders, as appropriate. Except as otherwise permitted in Section 10.4 and Section 13.2, and subject to Section 13.2, no provision of any Loan Document may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by in writing signed by Borrower, Agent and Requisite Lenders, provided, that no consent or agreement by Borrower shall be required to amend, modify, change, restate, waive, supplement, discharge, cancel or terminate any provision of Article XII so long as no additional duties are required to be assumed by Borrower. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof. The schedules attached hereto may be amended or supplemented by Borrower upon delivery to Agent of such amendments or supplements and, except as expressly provided otherwise in this Agreement, the written approval thereof by Agent.”

19.     Section 13.2(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a)     Except as otherwise expressly provided herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Requisite Lenders (or by the Agent on their behalf) without taking into account the Revolving Exposure and/or Commitments held by Defaulting Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that except as otherwise expressly provided herein, no amendment, waiver or consent shall, unless in writing and signed by Borrower and all Lenders (other than any Defaulting Lender), do any of the following at any time: (a) change the number of Lenders that shall be required for Lenders or any of them to take any action hereunder; (b) amend the definition of “Requisite Lenders”; (c) amend this Section 13.2; (d) reduce the amount of principal of, or interest on, or the interest rate applicable to, the Loan or any fees or other amounts payable hereunder; or (e) postpone any date on which any payment of principal of, or interest on, the Loan or any fees or other amounts payable hereunder is required to be made; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by (i) a Lender, change the Pro Rata Share or increase the Commitment of such Lender, (ii) the Agent, in addition to Lenders required above, to take any such action that affects the rights or duties of Agent under this Agreement or any other Loan Document and (iii) all Lenders (or by the Agent at their instruction), any change adverse to the Lenders affecting the provisions of this Agreement relating to the Borrowing Base (including the definitions used therein), the Eligible Loans (including the definitions used therein), or the provisions of Section 6.18 (including the definitions used therein); provided, further, that notwithstanding clause (iii) in the immediately preceding proviso, Agent shall be permitted to waive eligibility requirements with respect to proposed Eligible Loans in its reasonable discretion consistent with past practices.”

20.     The Loan Agreement is amended to include Annex I attached hereto and incorporated by reference.

21.     All references in the Loan Documents to the “Loan Agreement” shall be deemed to refer to the Loan Agreement as amended by this Amendment.

22.     Borrower covenants and agrees with and represents and warrants to Agent and Lenders as follows:

(a)     Borrower’s obligations under the Loan Agreement, as modified hereby, are and shall remain secured by, inter alia, the Loan Agreement and the other Security Documents;

(b)     (i) Borrower possesses all of the powers requisite for it to enter into and carry out the transactions of Borrower referred to herein and to execute, enter into and perform the terms and conditions of this Amendment, the Loan Documents and any other documents contemplated herein that are to be performed by Borrower; (ii) any and all actions required or necessary pursuant to Borrower’s organizational documents or otherwise have been taken to authorize the due execution, delivery and performance by Borrower of the terms and conditions of this Amendment, the Loan Documents and said other documents; (iii) such execution, delivery and performance will not conflict with, constitute a default under or result in a breach of any applicable law or any agreement, instrument, order, writ, judgment, injunction or decree to which Borrower is a party or by which Borrower or any of its properties are bound; (iv) all consents, authorizations and/or approvals required or necessary from any third parties in connection with the entry into, delivery and performance by Borrower of the terms and conditions of this Amendment, the Loan Documents, the said other documents and the transactions contemplated hereby have been obtained by Borrower and are in full force and effect;

(c)     This Amendment and the Loan Documents constitute the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and by general equitable principles, whether enforcement is sought by proceedings at law or in equity;

(d)     All representations and warranties made by Borrower in the Loan Documents are true and correct in all material respects, with the same force and effect as if all such representations and warranties were fully set forth herein and made as of the date hereof;

(e)     This Amendment is not a substitution, novation, discharge or release of the Borrower’s obligations under the Loan Agreement or any of the other Loan Documents, all of which shall and are intended to remain in full force and effect;

(f)     (i) No Default or Event of Default has occurred and is continuing under the Loan Documents; and (ii) there exist no defenses, offsets, counterclaims or claims with respect to Borrower’s obligations and liabilities under the Loan Agreement or any of the other Loan Documents; and

(g)     Borrower hereby ratifies and confirms in full its duties and obligations under the Loan Agreement and the other Loan Documents.

23.     The following are conditions precedent to this Amendment:

(a)     Borrower shall have executed and delivered to Agent this Amendment;

(b)     The representations and warranties contained in the Loan Documents and in any certificates delivered to Agent in connection with the closing of this Amendment shall be true and correct in all material respects, and all covenants and agreements required to have been complied with and performed by Borrower shall have been fully complied with and performed to the satisfaction of Agent;

(c)     All actions taken in connection with the execution and delivery of this Amendment shall be completely satisfactory to Agent and its counsel. Agent and its counsel shall have received copies of all such documents, instruments, and other items as Agent or its counsel may reasonably request in connection therewith, all in form and substance satisfactory to Agent and its counsel, in their sole discretion;

(d)     There has been no occurrence of any Default or Event of Default that is continuing and/or the exercise by Agent or any Lender of any and all of its available rights and remedies with respect thereto;

(e)     Borrower shall have paid to Agent all fees and out-of-pocket costs, expenses, and disbursements, including without limitation, reasonable fees and expenses of counsel (whether in house counsel or retained counsel) incurred by Agent in connection with the development, preparation, execution, administration, interpretation, or performance of this Amendment and the documents to be entered into and/or reviewed in connection therewith; and

(f)     Such other matters as Agent shall reasonably require.

24.     THIS AMENDMENT IS GOVERNED BY THE LAWS OF THE UNITED STATES OF AMERICA (“FEDERAL LAW”) AND, FOR THE PURPOSES OF EXPORTATION OF INTEREST AND INTEREST FEES UNDER FEDERAL LAW, AGENT RELIES ON CALIFORNIA LAW. TO THE EXTENT THAT STATE LAW APPLIES AND IS NOT PREEMPTED BY FEDERAL LAW, THEN PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS AMENDMENT, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION. TO THE EXTENT THAT AGENT OR ANY LENDER HAS GREATER RIGHTS OR REMEDIES UNDER FEDERAL LAW, WHETHER AS A NATIONAL BANK OR OTHERWISE, THIS PARAGRAPH SHALL NOT BE DEEMED TO DEPRIVE AGENT OR SUCH LENDER OF SUCH RIGHTS AND REMEDIES AS MAY BE AVAILABLE UNDER FEDERAL LAW; EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, FEDERAL LAW OR THE LAW OF THE STATE OF NEW YORK, AS APPLICABLE, SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND EACH GUARANTOR EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AMENDMENT.

25.     This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.

26.     Except as specifically modified herein, the Loan Agreement and the other Loan Documents are hereby ratified and confirmed. Borrower and Agent agree that the Loan Agreement and the other Loan Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. Borrower agrees (i) that this Amendment is not intended to constitute, and does not constitute or give rise to, and shall not cause any novation, cancellation or extinguishment of any or all of the Obligations or of any interests owned or held by Agent (and not previously released) in and to any of the Collateral, and (ii) to pay the Loan and all related expenses, as and when due and payable in accordance with the Loan Agreement and the other Loan Documents (as amended hereby), and to observe and perform the Obligations, and do all things necessary which are not prohibited by law to prevent the occurrence of any Event of Default.

27.     This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, portable document format (.pdf), or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.

28.     Borrower HEREBY ACKNOWLEDGES AND AGREES THAT AS OF THE DATE HEREOF IT HAS NO DEFENSE, COUNTERCLAIM, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE OBLIGATIONS OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM AGENT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, Borrower HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES EACH LENDER AND AGENT AND EACH OF THEIR RESPECTIVE PREDECESSORS, AGENTS, EMPLOYEES, AFFILIATES, ATTORNEYS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”) FROM ALL CLAIMS WHATSOEVER, WHETHER KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT OR CONDITIONAL, OR AT LAW OR IN EQUITY, IN ANY CASE ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AGREEMENT IS EXECUTED THAT Borrower MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES, IF ANY, IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND THAT ARISE FROM ANY OF THE LOANS, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND/OR THE NEGOTIATION FOR AND EXECUTION OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE. Borrower ACKNOWLEDGES THAT THE FOREGOING RELEASE IS A MATERIAL INDUCEMENT TO AGENT AND LENDERS’ DECISION TO EXTEND TO SUCH CREDIT PARTY THE FINANCIAL ACCOMMODATIONS HEREUNDER AND HAS BEEN RELIED UPON BY AGENT IN AGREEING TO MAKE THE LOAN. Borrower HEREBY FURTHER SPECIFICALLY WAIVES ANY RIGHTS THAT IT MAY HAVE UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE (TO THE EXTENT APPLICABLE), WHICH PROVIDES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR,” AND FURTHER WAIVES ANY SIMILAR RIGHTS UNDER APPLICABLE LAWS.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the Borrower, Agent and Lenders have executed this Second Amendment to Loan and Security Agreement as of the date first above written.

BORROWER:

HARVEST CAPITAL CREDIT CORPORATION,
a Delaware corporation

By:
Name:	Richard P. Buckanavage
Title:	Chief Executive Officer and President

[Signature Page to Second Amendment to Loan and Security Agreement]

ADMINISTRATIVE AGENT, COLLATERAL
AGENT, PAYMENT AGENT AND LENDER:

PACIFIC WESTERN BANK
(successor-by-merger to CapitalSource Bank),
a California state-chartered bank

By:
Name:
Title:

[Signature Page to Second Amendment to Loan and Security Agreement]

LENDER:

CITY NATIONAL BANK,
as a Lender

By:
Name:
Title:

[Signature Page to Second Amendment to Loan and Security Agreement]

Annex I

LETTERS OF CREDIT

Subject to the terms and conditions of this Annex and of this Agreement, Agent may from time to time prior to the expiration of the Revolving Period cause the L/C Issuer to issue Standby Letters of Credit for the account of Borrower; provided, however, that the Lenders shall not issue or to cause to be issued any Standby Letters of Credit (i) to the extent that the issuance of such Standby Letters of Credit would then cause the sum of the outstanding Advances and all outstanding Letter of Credit Usage, to exceed the lesser of (x) the Maximum Loan Amount, and (y) the Availability (with the requested Standby Letters of Credit being deemed to be outstanding for the purposes of calculating Availability), or (ii) if a Default or an Event of Default shall have occurred and be continuing or would exist after giving effect to the issuance of the Standby Letter of Credit on such date. The maximum amount of outstanding Standby Letters of Credit under this Agreement shall not exceed $2,000,000 in the aggregate at any time. Each disbursement or payment by the L/C Issuer any Lender (with respect to its participation in any Standby Letter of Credit) of an amount drawn under Standby Letters of Credit shall be deemed to be an Advance, or shall be automatically reimbursed to the L/C Issuer or Agent (on behalf of the L/C Issuer) as an Advance, made pursuant to this Agreement and shall bear interest at the Applicable Rate as of the date of such Advance pursuant to this Agreement. Standby Letters of Credit that have not been drawn upon shall not bear interest.

1.     Borrower may from time to time upon notice not later than 11:00 a.m., New York City time, at least three (3) Business Days in advance, request that Pacific Western (and in Agent’s sole discretion, the other Lenders) assist Borrower in establishing or opening a Standby Letter of Credit by delivering to Agent on Pacific Western’s (or such other L/C Issuer’s) standard form of standby letter of credit application (the “Standby Letter of Credit Application”) completed to the satisfaction of the L/C Issuer and such other certificates, documents and other papers and information as Agent or the L/C Issuer, respectively may reasonably request.

2.     Each Standby Letter of Credit shall, among other things, (i) provide for the payment of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Standby Letter of Credit’s date of issuance (provided, that such expiry date may be renewed for additional twelve (12) month periods unless L/C Issuer or Agent and Lenders notifies Borrower otherwise) and in no event later than the Maturity Date. Each Standby Letter of Credit Application and each Standby Letter of Credit shall be subject to the International Standby Practices (ISP98) issued by the Institute for International Banking Law and Practice, Inc., and any amendments or revision thereof.

3.     In connection with the issuance of any Standby Letter of Credit issued on behalf of Borrower, Borrower shall indemnify, save and hold Agent, each Lender, and each L/C Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent and any Lender or any L/C Issuer, and reasonable expenses and reasonable attorneys’ fees incurred by Agent and any Lender or any L/C Issuer arising out of, or in connection with, any Standby Letter of Credit to be issued for the account of Borrower. Borrower shall be bound by the L/C Issuer’s regulations and good faith interpretations of any Standby Letter of Credit issued or created for Borrower’s account, although these interpretations may be different from Borrower’s own; and, neither Agent, any Lender nor any L/C Issuer, nor any of its correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in any Standby Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Standby Letter of Credit, except for Agent’s, any Lender’s, such L/C Issuer’s or such correspondents’, as the case may be, gross negligence, bad faith or willful misconduct.

Annex I - 1

4.     Borrower shall authorize and direct the L/C Issuer to name Borrower as the “Account Party” therein and to deliver to Agent and Lenders all instruments, documents, and other writings and property received by the L/C Issuer pursuant to the Standby Letters of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Standby Letters of Credit and the applications therefor.

5.     To the extent (x) Pacific Western has agreed to issue a requested Standby Letter of Credit as L/C Issuer, or (y) Agent has (in its sole discretion) requested that another Lender (in such Lender’s sole discretion) agree to issue any such requested Standby Letter of Credit in such Lender’s own name (as an L/C Issuer), upon any issuance of such Standby Letter of Credit in accordance with the terms of this Agreement, with respect to such Standby Letter of Credit and all disbursements made with respect to such Standby Letter of Credit, each Lender shall be deemed to have irrevocably purchased, without recourse or warranty, an undivided interest and participation (in an amount equal to such Lender’s respective Pro Rata Share) in such Standby Letter of Credit, the aggregate amount of all disbursements made with respect to such Standby Letter of Credit, and each Advance made as a consequence of such disbursement. Each Lender shall make the amount of its participation in such Advance available to Agent (for the benefit of the L/C Issuer) not later than 2:00 p.m. (Eastern Time) on the Business Day following such Advance in same day funds by wire transfer to Agent’s account.

6.     By making available to Agent the amount of its participation in any Advance made as a consequence of any disbursement on a Standby Letter of Credit, such Lender shall be deemed to have made a Loan to Borrower, which, upon receipt thereof by Agent for the benefit of such L/C Issuer, the Borrower shall be deemed to have used in whole to repay the related Letter of Credit Usage.

7.     The obligations of each Lender to make payments to Agent, for the account of any L/C Issuer, with respect to a Standby Letter of Credit shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(a)     any lack of validity or enforceability of this Agreement or any of the Loan Documents;

(b)     the existence of any claim, setoff, defense or other right that Borrower may have at any time against a beneficiary named in such Standby Letter of Credit or any transferee of such Standby Letter of Credit (or any Person for which any such transferee may be acting), Agent, L/C Issuer, any Lender, or any other Person, whether in connection with this Agreement, such Standby Letter of Credit, the transactions contemplated herein or any related transactions (including any underlying transactions between a Borrower or any other party and the beneficiary named in such Standby Letter of Credit);

Annex I - 2

(c)     any draft, certificate or any other document presented under such Standby Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(d)     the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement or any of the Loan Documents;

(e)     any failure by Agent to provide any notices required pursuant to this Agreement relating to such Standby Letter of Credit;

(f)     any payment by the L/C Issuer under any of the Standby Letters of Credit against presentation of a draft or certificate which does not comply with the terms of such Standby Letter of Credit (if, in the good faith opinion of the L/C Issuer, such prepayment is deemed to be appropriate);

(g)     any adverse change in the condition (financial or otherwise) of the Borrower; or

(h)     the occurrence and continuation of any Default or Event of Default.

*     *     *     *     *

 Annex I - 3